Exhibit 99.1

Lincoln Educational Services Reports Solid Third Quarter Results
Conference call today at 10 a.m. ET
PARSIPPANY, N.J., November 8, 2021 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today, reported operating and financial results for the third quarter ended September 30, 2021 as well as recent business developments.
Third Quarter 2021 Financial Highlights and Recent Operating Developments
•	Revenue of $89.1 million, a 13.0% increase compared to prior year quarter
•	Operating income of $5.7 million, up 49.6% compared to prior year quarter
•	Adjusted EBITDA* of $8.4 million compared to $6.3 million for the prior year quarter
•	Student starts of 5,430 compared to 5,510 for the prior year quarter despite limited access to high schools over the past 18 months due to COVID restrictions
•	Ending student population of 14,000, up 6.4% compared to prior year quarter
•	Net cash of $31.3 million at quarter end, compared net debt of $1.5 million last year
•	Recently announced fourth quarter closing of the $46.5 million sale-leaseback transaction involving Denver, CO and Grand Prairie, TX properties further strengthens balance sheet

*See Use of “Non-GAAP Financial Information” below.
“Our team performed well during the third quarter as we generated better than expected high school starts, driving revenue growth into the fourth quarter,” said Scott Shaw, President & CEO. “We also achieved continued enrollment strength, ending the quarter with a student population 6.4% higher than last year. Employers remain extremely challenged at finding skilled employees, which is increasing the already strong demand for Lincoln graduates and leading to additional opportunities with existing and potential corporate partners.”

“The real estate transactions announced in September have been moving forward and we recently closed on the first of these, the sale-leaseback of our Denver and Grand Prairie properties. The net cash proceeds from this transaction have been used to retire all of our outstanding debt and provide approximately $28.5 million in net proceeds, which will be recorded in the fourth quarter.  With our significantly increased financial resources, we believe that we are well positioned to execute our growth strategies for the foreseeable future while continuing to invest in our core programs and operations. The combination of our third quarter performance and continued operational and financial momentum enables us to refine our 2021 full year guidance.”

2021 THIRD QUARTER FINANCIAL RESULTS
(Quarter ended September 30, 2021 compared to quarter ended September 30, 2020)

•
Revenue increased $10.3 million, or 13.0% to $89.1 million from $78.8 million.  The increase in revenue results from an 8.3% higher average student population, driven by the 8.8% increase in student starts for the nine months, and a 4.3% increase in average revenue per student in the current quarter.

•
Educational services and facilities expense increased $3.9 million, or 11.3%, to $38.1 million from $34.2 million in the prior year comparable period.  Additional costs were concentrated in instruction expense, books and tools expense and facilities expense.  Instructional increases were driven in part by inflationary pressures on instructor salaries due to widespread instructor shortages and higher student population, which also drove additional books and tools expense.  Facilities expense increased from the normalization of housing expenses for students during the quarter.

•
Selling, general and administrative expense increased $4.5 million, or 11.1% to $45.2 million driven primarily by increases in incentive and stock-based compensation due to our improved financial performance in addition to increased marketing investments

•	Operating income increased to $5.7 million from $3.8 million
•	Pre-tax income increased to $5.5 million from $3.6 million
•	Net income improved to $3.8 million, or $0.11 per diluted share, compared to $3.5 million, or $0.08 per diluted share

THIRD QUARTER SEGMENT RESULTS

Transportation and Skilled Trades Segment
Revenue increased $8.1 million, or 14.3% to $64.9 million from $56.8 million in the prior year comparable period.  The increase in revenue results from a 10.5% higher average student population, driven by the 10.2% increase in student starts for the nine months, and a 3.5% increase in average revenue per student in the current quarter.
Operating income improved to $11.8 million from $9.1 million in the prior year comparable quarter, driven mainly by revenue growth.
Healthcare and Other Professions Segment
Revenue increased $2.1 million, or 9.8% to $24.1 million from $22.0 million in the prior year comparable period.  The increase in revenue results from a 4.2% higher average student population, driven by the 5.6% increase in student starts for the nine months, and a 5.3% increase in average revenue per student in the current quarter.
Operating income increased to $1.8 million from $1.7 million in the prior year comparable quarter.  Operating leverage during the quarter was impacted by higher operating expenses, primarily driven by inflationary pressures on instructor salaries due to the widespread instructor shortage, especially in the nursing field.

Corporate and Other
This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses were $7.9 million and $6.9 million for each of the three months ended September 30, 2021 and 2020, respectively.  The additional expense in 2021 was primarily due to incentive and stock-based compensation tied in part to improved financial performance.

NINE MONTHS FINANCIAL RESULTS
(Period ended September 30, 2021 compared to September 30, 2020)
•	Total revenue increased by $36.2 million, or 17.1%, to $247.5 million, compared to $211.3 million
•	Student starts grew by 1,026, or 8.8%, to 12,681 compared to 11,655
•	Transportation and Skilled Trades segment revenue increased by $28.8 million, or 19.3%, to $177.6 million, compared to $148.8 million
•	The Healthcare and Other Professions segment revenue increased by $7.4 million, or 11.9%, to $69.9 million, compared to $62.5 million
•	Operating income increased to $15.2 million as compared to $3.7 million

FULL YEAR 2021 OUTLOOK
As a result of the Company’s performance through the first nine months of 2021 and management’s outlook for the remainder of the year, Lincoln is now refining its 2021 full year guidance as follows:

•	Revenue growth in the range of 12% to 14%
•	Student start growth in the range of 7% to 8%
•	Adjusted EBITDA* in the range of $35.0 million to $37.0 million
•	Pre-tax Income in the range of $25.0 million to $27.0 million
•	Capital expenditures of approximately $7.5 million

The above full year guidance excludes the gain related to the sale-leaseback transaction and the associated expenses in the fourth quarter.
*See Use of “Non-GAAP Financial Information” below.
CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time to discuss results.  To access the live webcast of the conference call, please go to the Investor Relations section of Lincoln’s website at http://www.lincolntech.edu.
Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 4862849.
Please log in or dial into the call at least 10 minutes prior to the start time.

•	An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.
•	A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 4862849.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION
Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap.  For 75 years, Lincoln has offered and continues to offer recent high school graduates and working adults degree and diploma programs.  The Company operates under two reportable segments: Transportation and Skilled Trades and Healthcare and Other Professions. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.
SAFE HARBOR
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that students will return from leaves of absence and be able to complete their programs of study with in-person labs and available externships and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to the COVID-19 pandemic, our inability to close on the sale of our Nashville campus; our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; the COVID-19 pandemic and its impact on our business and the U.S. and global economics; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

 (Tables to Follow)
(In Thousands)
	Three Months Ended September30, (Unaudited)		Nine Months Ended September30, (Unaudited)
	2021	2020	2021	2020

REVENUE	$89,059	$78,792	$247,520	$211,303
COSTS AND EXPENSES:
Educational services and facilities	38,105	34,251	104,143	90,733
Selling, general and administrative	45,209	40,700	128,159	117,011
Loss (gain) on disposition of assets	-	1	1	(96)
Total costs & expenses	83,314	74,952	232,303	207,648
OPERATING INCOME	5,745	3,840	15,217	3,655
OTHER:
Interest expense	(292)	(278)	(874)	(960)
INCOME BEFORE INCOME TAXES	5,453	3,562	14,343	2,695
PROVISION FOR INCOME TAXES	1,614	50	3,589	150
NET INCOME	$3,839	$3,512	$10,754	$2,545
PREFERRED STOCK DIVIDENDS	304	1,074	912	1,074
INCOME AVAILABLE TO COMMON SHAREHOLDERS	$3,535	$2,438	$9,842	$1,471
Basic
Net income per common share	$0.11	$0.08	$0.30	$0.05
Diluted
Net income per common share	$0.11	$0.08	$0.30	$0.05
Weighted average number of common shares outstanding:
Basic	25,135	24,822	25,043	24,721
Diluted	25,135	24,822	25,043	24,721
Other data:

Adjusted EBITDA (1)	$8,430	$6,292	$22,930	$10,488
Depreciation and amortization	$1,928	$1,782	$5,620	$5,546
Number of campuses	22	22	22	22
Average enrollment	13,178	12,165	12,666	11,379
Stock-based compensation	$757	$670	$2,093	$1,287
Net cash provided by operating activities	$16,683	$3,754	$17,750	$10,222
Net cash used in investing activities	$(1,736)	$(482)	$(5,252)	$(3,457)
Net cash used in financing activities	$(804)	$(1,647)	$(3,374)	$(17,816)

Selected Consolidated Balance Sheet Data:	September 30, 2021 (Unaudited)

Cash and cash equivalents	$47,150
Current assets	110,953
Working capital	42,078
Total assets	253,456
Current liabilities	68,875
Long-term debt obligations, including current portion, net of deferred financing fees	15,848
Series A convertible preferred stock	11,982
Total stockholders’ equity	101,963

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA, Adjusted EBITDA and reconciled net cash (debt) are measures not recognized in financial statements presented in accordance with GAAP.
•	We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define Adjusted EBITDA as EBITDA plus stock compensation expense.
•
We define reconciled net cash (debt) as our cash and cash equivalents and restricted cash less both the short and long-term portion under the Company’s credit agreement, deferred financing fees, and amounts received under the CARES Act.

EBITDA, Adjusted EBITDA and reconciled net cash (debt) are presented because we believe they are useful indicators of our performance and our ability to make strategic acquisitions and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA, Adjusted EBITDA and reconciled net cash (debt) are not necessarily comparable to similarly titled measures used by other companies.
Following is a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and reconciled net cash (debt):

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
	2021	2020	2021	2020

Net income	$3,839	$3,512	$10,754	$2,545
Interest expense, net	292	278	874	960
Provision for income taxes	1,614	50	3,589	150
Depreciation and amortization	1,928	1,782	5,620	5,546
EBITDA	7,673	5,622	20,837	9,201
Stock compensation expense	757	670	2,093	1,287
Adjusted EBITDA	$8,430	$6,292	$22,930	$10,488

	Three Months Ended September 30,
	(Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Corporate
	2021	2020	2021	2020	2021	2020

Net income (loss)	$11,842	$9,138	$1,833	$1,655	$(9,836)	$(7,281)
Interest expense, net	-	-	-	-	292	278
Provision for income taxes	-	-	-	-	1,614	50
Depreciation and amortization	1,658	1,561	140	106	130	115
EBITDA	13,500	10,699	1,973	1,761	(7,800)	(6,838)
Stock compensation expense	-	-	-	-	757	670
Adjusted EBITDA	$13,500	$10,699	$1,973	$1,761	$(7,043)	$(6,168)

	Nine Months Months Ended September 30,
	(Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Corporate
	2021	2020	2021	2020	2021	2020

Net income (loss)	$35,423	$18,848	$7,743	$6,387	$(32,412)	$(22,690)
Interest expense, net	-	-	-	-	874	960
Provision for income taxes	-	-	-	-	3,589	150
Depreciation and amortization	4,917	4,862	357	343	346	341
EBITDA	40,340	23,710	8,100	6,730	(27,603)	(21,239)
Stock compensation expense	-	-	-	-	2,093	1,287
Adjusted EBITDA	$40,340	$23,710	$8,100	$6,730	$(25,510)	$(19,952)

	September 30,
	(Unaudited)
	2021	2020
Current portion of credit agreement and term loan	$(2,000)	$(2,000)
Long-term credit agreement and term loan	(13,848)	(15,667)
Cash and cash equivalents	47,150	26,520
Restricted Cash	-	1,073
CARES Act impact	-	(11,460)
Reconcilled net cash (debt)	$31,302	$(1,534)

	Three Months Ended September 30,
	2021	2020	% Change
Revenue:
Transportation and Skilled Trades	$64,950	$56,828	14.3%
HOPS	24,109	21,964	9.8%
Total	$89,059	$78,792	13.0%

Operating Income (Loss):
Transportation and Skilled Trades	$11,842	$9,138	29.6%
Healthcare and Other Professions	1,833	1,654	10.8%
Corporate	(7,930)	(6,952)	-14.1%
Total	$5,745	$3,840	49.6%

Starts:
Transportation and Skilled Trades	3,976	3,982	-0.2%
Healthcare and Other Professions	1,454	1,528	-4.8%
Total	5,430	5,510	-1.5%

Average Population:
Transportation and Skilled Trades	8,863	8,349	6.2%
Leave of Absence - COVID-19	(9)	(333)	97.3%
Transportation and Skilled Trades [1]	8,854	8,016	10.5%

Healthcare and Other Professions	4,326	4,286	0.9%
Leave of Absence - COVID-19	(2)	(137)	98.5%
Healthcare and Other Professions [1]	4,324	4,149	4.2%

Total	13,189	12,635	4.4%
Total [1]	13,178	12,165	8.3%

End of Period Population:
Transportation and Skilled Trades	9,473	8,811	7.5%
Leave of Absence - COVID-19	-	(67)	100.0%
Transportation and Skilled Trades [1]	9,473	8,744	8.3%

Healthcare and Other Professions	4,533	4,462	1.6%
Leave of Absence - COVID-19	-	(37)	100.0%
Healthcare and Other Professions [1]	4,533	4,425	2.4%

Total	14,006	13,273	5.5%
Total [1]	14,006	13,169	6.4%

[1]	Excluding Leave of Absence - COVID-19

	Nine Months Ended September 30,
	2021	2020	% Change
Revenue:
Transportation and Skilled Trades	$177,586	$148,799	19.3%
HOPS	69,934	62,504	11.9%
Total	$247,520	$211,303	17.1%

Operating Income (Loss):
Transportation and Skilled Trades	$35,423	$18,848	87.9%
Healthcare and Other Professions	7,743	6,388	21.2%
Corporate	(27,949)	(21,581)	-29.5%
Total	$15,217	$3,655	316.3%

Starts:
Transportation and Skilled Trades	8,824	8,004	10.2%
Healthcare and Other Professions	3,857	3,651	5.6%
Total	12,681	11,655	8.8%

Average Population:
Transportation and Skilled Trades	8,312	7,651	8.6%
Leave of Absence - COVID-19	(16)	(260)	93.8%
Transportation and Skilled Trades [1]	8,296	7,391	12.2%

Healthcare and Other Professions	4,414	4,176	5.7%
Leave of Absence - COVID-19	(44)	(188)	76.6%
Healthcare and Other Professions [1]	4,370	3,988	9.6%

Total	12,726	11,827	7.6%
Total [1]	12,666	11,379	11.3%

End of Period Population:
Transportation and Skilled Trades	9,473	8,811	7.5%
Leave of Absence - COVID-19	-	(67)	100.0%
Transportation and Skilled Trades [1]	9,473	8,744	8.3%

Healthcare and Other Professions	4,533	4,462	1.6%
Leave of Absence - COVID-19	-	(37)	100.0%
Healthcare and Other Professions [1]	4,533	4,425	2.4%

Total	14,006	13,273	5.5%
Total [1]	14,006	13,169	6.4%

[1]	Excluding Leave of Absence - COVID-19

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340
EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755
Media Relations: Tom Gibson, 201-476-0322